Exhibit 10.4

EMPLOYEE BENEFITS AGREEMENT

between

ACUITY BRANDS, INC.

and

ZEP INC.

Dated as of the              day of             , 2007

EMPLOYEE BENEFITS AGREEMENT

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND REFERENCES			2

1.1	DEFINITIONS		2
	(a)	Action	2
	(b)	Acuity Common Stock	2
	(c)	Acuity Executive	2
	(d)	Acuity Group	2
	(e)	Agreement	2
	(f)	Annual Incentive Plan	2
	(g)	ASO Contract	3
	(h)	Award	3
	(i)	Close of the Distribution Date	3
	(j)	Code	3
	(k)	Conversion Formula	3
	(l)	Corporate Office	4
	(m)	Deferred Compensation Plans	4
	(n)	Distribution	4
	(o)	Distribution Agreement	4
	(p)	Distribution Date	4
	(q)	ERISA	4
	(r)	Executive Programs	4
	(s)	Foreign Plan	4
	(t)	Governmental Authority	5
	(u)	Group Insurance Policy	5
	(v)	Health and Welfare Plans	5
	(w)	HMO	5
	(x)	HMO Agreements	5
	(y)	Immediately after the Distribution Date	5
	(z)	Individual Agreement	5
	(aa)	Liabilities	6
	(bb)	Long-Term Incentive Plan	6
	(cc)	Master Pension Trust	6
	(dd)	Master Savings Trust	6
	(ee)	Material Feature	6
	(ff)	NYSE	7
	(gg)	Participating Company	7
	(hh)	Person	7
	(ii)	Plan	7
	(jj)	Reimbursement Plans	7
	(kk)	Savings Plan(s)	7
	(ll)	SpinCo Business	7
	(mm)	SpinCo Common Stock	8
	(nn)	SpinCo Group	8
	(oo)	SpinCo Mirror Plan	8

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EMPLOYEE BENEFITS AGREEMENT

	(pp)	SpinCo Savings Trust	8
	(qq)	SpinCo Stand-Alone Plan	8
	(rr)	Stock Incentive Plan	8
	(ss)	Subsidiary	8
	(tt)	Transferred Corporate Employee	9
	(uu)	Transferred Individual	9
	(vv)	Transition Services Agreement	10
1.2	REFERENCES		10

ARTICLE II GENERAL PRINCIPLES			11

2.1	ASSUMPTION OF LIABILITIES		11
2.2	SPINCO GROUP PARTICIPATION IN ACUITY PLANS		11
	(a)	Participation in Acuity Plans	11
	(b)	Acuity’s General Obligations as Plan Sponsor	11
	(c)	SpinCo’s General Obligations as Participating Company	11
	(d)	Termination of Participating Company Status	12
2.3	ESTABLISHMENT OR ASSUMPTION OF THE SPINCO PLANS		12
	(a)	Assumption of SpinCo Stand-Alone Plans	12
	(b)	Establishment of SpinCo Mirror Plans	12
2.4	TERMS OF PARTICIPATION BY TRANSFERRED INDIVIDUALS		12

ARTICLE III DEFINED BENEFIT PLANS			14

3.1	ACUITY PENSION PLANS AND LIABILITIES AND ASSETS		14

ARTICLE IV DEFINED CONTRIBUTION PLANS			15
4.1	SAVINGS PLANS		15
	(a)	Assumption of SpinCo Savings Plan and Related Liabilities	15
	(b)	Savings Plan Trust	15
	(c)	Transfer of Assets	15
	(d)	Specific Stock Funds in the Acuity and SpinCo Savings Plans	16

ARTICLE V HEALTH AND WELFARE PLANS			17

5.1	ASSUMPTION OF HEALTH AND WELFARE PLAN LIABILITIES		17
	(a)	Assumption by SpinCo	17
	(b)	Certain Audit Procedures with Respect to Health and Welfare Plans	18
5.2	VENDOR CONTRACTS		18
	(a)	ASO Contracts, Group Insurance Policies, HMO Agreements, and Letters of Understanding	18
	(b)	Payment and Effect of Change in Rates	19
5.3	ACUITY SHORT-TERM DISABILITY ARRANGEMENTS		20
5.4	RETIREE LIFE INSURANCE BENEFITS		20
5.5	COBRA AND HIPAA		20
5.6	LEAVE OF ABSENCE PROGRAMS		21
5.7	POST-DISTRIBUTION TRANSITIONAL ARRANGEMENTS		21
	(a)	Continuance of Elections, Co-Payments, and Maximum Benefits	21
	(b)	Administration	22

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EMPLOYEE BENEFITS AGREEMENT

	(c) Acuity Reimbursement Plans	22
5.8	APPLICATION OF ARTICLE V TO THE SPINCO GROUP	23

ARTICLE VI EXECUTIVE PROGRAMS		24

6.1	ASSUMPTION OF OBLIGATIONS	24
	(a) General	24
	(b) Exceptions	24
6.2	ANNUAL INCENTIVE AWARDS	24
6.3	LONG-TERM INCENTIVE PLAN	24
	(a) Stock Options	24
	(b) Restricted Stock Awards	25
	(c) Restricted Stock Unit Awards	26
	(d) Change in Control Provisions	26
6.4	DEFERRED COMPENSATION PLANS	27
	(a) Establishment of SpinCo Deferred Compensation Plans	27
	(b) Corporate-Owned Life Insurance	27
6.5	SUPPLEMENTAL RETIREMENT BENEFIT PLANS	27
6.6	CHANGE IN CONTROL AGREEMENTS	27
6.7	SEVERANCE AGREEMENTS	28
6.8	EMPLOYMENT AGREEMENTS	28
6.9	NON-EMPLOYEE DIRECTOR BENEFITS	28
	(a) Non-Employee Director Deferred Compensation Plan	28
	(b) Non-Employee Directors’ Stock Options	28
6.10	EMPLOYEE STOCK PURCHASE PLAN	29

ARTICLE VII GENERAL		30

7.1	PAYMENT OF AND ACCOUNTING TREATMENT FOR EXPENSES AND BALANCE SHEET AMOUNTS	30
	(a) Expenses	30
	(b) Balance Sheet Amounts	30
7.2	SHARING OF PARTICIPANT INFORMATION	30
7.3	RESTRICTIONS ON EXTENSION OF OPTION EXERCISE PERIODS, AMENDMENT OR MODIFICATION OF OPTION TERMS AND CONDITIONS	31
7.4	REPORTING AND DISCLOSURE AND COMMUNICATIONS TO PARTICIPANTS	31
7.5	PLAN AUDITS	31
	(a) Audit Rights With Respect to Information Provided	31
	(b) Audits Regarding Vendor Contracts	32
	(c) Audit Assistance	32
7.6	BENEFICIARY DESIGNATIONS/RELEASE OF INFORMATION/RIGHT TO REIMBURSEMENT	32
7.7	REQUESTS FOR INTERNAL REVENUE SERVICE RULINGS AND UNITED STATES DEPARTMENT OF LABOR OPINIONS	33
7.8	FIDUCIARY AND RELATED MATTERS	33
7.9	NO THIRD-PARTY BENEFICIARIES; NON-TERMINATION OF EMPLOYMENT	33
7.10	COLLECTIVE BARGAINING	33
7.11	CONSENT OF THIRD PARTIES	34

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EMPLOYEE BENEFITS AGREEMENT

7.12	FOREIGN PLANS	34
7.13	EFFECT IF DISTRIBUTION DOES NOT OCCUR	34
7.14	RELATIONSHIP OF PARTIES	34
7.15	AFFILIATES	34
7.16	DISPUTE RESOLUTION	34
7.17	INDEMNIFICATION	35
7.18	W-2 MATTERS	36
7.19	CONFIDENTIALITY	37
7.20	NOTICES	37
7.21	INTERPRETATION	37
7.22	SEVERABILITY	37
7.23	GOVERNING LAW/EXECUTION	37

APPENDIX A - E

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EMPLOYEE BENEFITS AGREEMENT

THIS EMPLOYEE BENEFITS AGREEMENT, dated as of the      day of             , 2007, is by and between Acuity Brands, Inc., a Delaware corporation (“Acuity” or the “Corporation”), and Zep Inc., a Delaware corporation (“SpinCo”).

WHEREAS, Acuity’s Board of Directors has determined that separation from the Corporation of substantially all of the Corporation’s specialty products assets and business and public ownership of such assets and business is in the best interests of Acuity and its stockholders; and

WHEREAS, Acuity has consolidated the assets and operations of substantially all of the specialty products business owned by it and its Subsidiaries into SpinCo and its Subsidiaries; and

WHEREAS, Acuity intends to accomplish the separation of SpinCo through a distribution of the stock of SpinCo to the stockholders of Acuity that is intended to be tax free pursuant to section 355 of the Internal Revenue Code of 1986, as amended (the “Distribution”); and

WHEREAS, Acuity and SpinCo have entered into an Agreement and Plan of Distribution, dated as of             , 2007 (the “Distribution Agreement”), and several other agreements that will govern certain matters relating to the Distribution and the relationship of Acuity and SpinCo and their respective Subsidiaries following the Distribution; and

WHEREAS, pursuant to the Distribution Agreement, Acuity and SpinCo have agreed to enter into this Agreement for the purpose of allocating assets, liabilities, and responsibilities with respect to certain employee compensation and benefit plans and programs between them.

NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Distribution Agreement, the parties agree as follows:

EMPLOYEE BENEFITS AGREEMENT

ARTICLE I DEFINITIONS AND REFERENCES

1.1	DEFINITIONS

For purposes of this Agreement, capitalized terms used (other than the formal names of Acuity Plans (as defined below)) and not otherwise defined shall have the respective meanings assigned to them below or as assigned to them in the Distribution Agreement (as defined above):

(a) Action

“Action” means any demand, action, cause of action, suit, countersuit, arbitration, inquiry, proceeding, or investigation by or before any Governmental Authority or any arbitration or mediation tribunal, pending or threatened, known or unknown.

(b) Acuity Common Stock

“Acuity Common Stock” has the same meaning as the term “Parent Common Stock” under the Distribution Agreement.

(c) Acuity Executive

“Acuity Executive” means an employee or former employee of a member of the Acuity Group or a member of the SpinCo Group who, as of the Close of the Distribution Date, is or was eligible to participate in or receive a benefit under any Acuity Executive Program.

(d) Acuity Group

“Acuity Group” has the same meaning as the term “Parent Group” under the Distribution Agreement.

(e) Agreement

“Agreement” means this Employee Benefits Agreement, including all the attached Appendices.

(f) Annual Incentive Plan

“Annual Incentive Plan,” when immediately preceded by “Acuity” means the Acuity Brands, Inc. Management Compensation and Incentive Plan, and any other short-term compensation, bonus, or incentive compensation programs established or maintained by the Acuity Group. When immediately preceded by “SpinCo,” “Annual Incentive Plan” means any short-term compensation, bonus, or incentive compensation programs to be established or maintained by SpinCo pursuant to Section 2.3.

EMPLOYEE BENEFITS AGREEMENT

(g) ASO Contract

“ASO Contract” means an administrative services contract, related prior practice, or related understanding with a third-party administrator that pertains to any Acuity Health and Welfare Plan or any SpinCo Health and Welfare Plan.

(h) Award

“Award” means a long-term or short-term award under a Long-Term Incentive Plan or an Annual Incentive Plan or, as the context or facts may require, any other award under another incentive or special bonus, incentive, or award program or arrangement.

(i) Close of the Distribution Date

“Close of the Distribution Date” means 11:59 P.M., Eastern Time, on the Distribution Date.

(j) Code

“Code” means the Internal Revenue Code of 1986, as amended, or any successor federal income tax law. Reference to a specific Code provision also includes any proposed, temporary, or final regulation in force under that provision.

(k) Conversion Formula

“Conversion Formula” means the appropriate formula which shall be applied in adjusting the exercise price and number of Acuity options under the Acuity Stock Incentive Plans and in determining the exercise price and number of SpinCo options under the SpinCo Stock Incentive Plan. The Conversion Formula for SpinCo options under the SpinCo Stock Incentive Plan shall be based on the closing per share prices of Acuity Common Stock (with a due bill) and SpinCo Common Stock (on a when-issued basis) as traded on the NYSE on the Distribution Date or such other prices as jointly agreed upon by SpinCo and Acuity, and shall be determined and applied in such a manner as to maintain (1) the aggregate spread of such options, which is the difference between the exercise price per share of Acuity Common Stock covered by the option and the price per share of Acuity Common Stock (with a due bill) immediately preceding the Distribution, multiplied by the total number of shares covered by the option; and (2) the ratio of the exercise price per share covered by the option to the price per share of Acuity Common Stock (with a due bill) immediately preceding the Distribution. The Conversion Formula for adjusting Acuity options under the Acuity Stock Incentive Plans shall be based on the closing per share prices of Acuity Common Stock (without giving effect to the dividend) and Acuity Common Stock (after giving effect to the dividend) as traded on the NYSE on the Distribution Date or such other prices as determined by Acuity, and shall be determined and applied in such a manner as to maintain the aggregate spread and exercise price ratio as described in the previous sentence for SpinCo options.

EMPLOYEE BENEFITS AGREEMENT

(l) Corporate Office

“Corporate Office” means the corporate office of Acuity, including certain individuals employed by Acuity Brands, Inc., a Delaware corporation.

(m) Deferred Compensation Plans

“Deferred Compensation Plans,” when immediately preceded by “Acuity” means the Acuity Brands, Inc. Supplemental Deferred Savings Plan, Acuity Brands, Inc. 2005 Supplemental Deferred Savings Plan, the Acuity Brands, Inc. Senior Management Benefit Plan, and the Acuity Brands, Inc. Executives’ Deferred Compensation Plan. When immediately preceded by “SpinCo,” “Deferred Compensation Plans” means the executive deferred compensation plans to be assumed, established or maintained by SpinCo pursuant to Section 2.3.

(n) Distribution

“Distribution” has the meaning given that term under the Distribution Agreement.

(o) Distribution Agreement

“Distribution Agreement” is defined in the preamble of this Agreement.

(p) Distribution Date

“Distribution Date” has the meaning given that term under the Distribution Agreement.

(q) ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary, or final regulation in force under that provision.

(r) Executive Programs

“Executive Programs,” when immediately preceded by “Acuity” means the executive benefit and nonqualified plans, programs, and arrangements established, maintained, agreed upon, or assumed by a member of the Acuity Group for the benefit of employees and former employees of members of the Acuity Group before the Close of the Distribution Date. When immediately preceded by “SpinCo,” “Executive Programs” means the executive benefit plans and programs to be established, assumed or maintained by SpinCo or a member of the SpinCo Group, including those plans and programs listed and designated as such in Appendix B.

(s) Foreign Plan

“Foreign Plan,” when immediately preceded by “Acuity,” means a Plan maintained by the Acuity Group or when immediately preceded by “SpinCo,” a plan to be established or which is maintained by the SpinCo Group, in either case for the benefit of employees who are compensated under a payroll which is administered outside the 50 United States, its territories and possessions, and the District of Columbia, including those Plans described in Appendix D.

EMPLOYEE BENEFITS AGREEMENT

(t) Governmental Authority

“Governmental Authority” means any federal, state, local, foreign, or international court, government, department, commission, board, bureau, agency, official, or other regulatory, administrative, or governmental authority, including the Department of Labor, the Securities and Exchange Commission, the Internal Revenue Service, and the Pension Benefit Guaranty Corporation.

(u) Group Insurance Policy

“Group Insurance Policy” means a group insurance policy issued in connection with any Acuity Health and Welfare Plan or any SpinCo Health and Welfare Plan, as applicable.

(v) Health and Welfare Plans

“Health and Welfare Plans,” when immediately preceded by “Acuity” means the health and welfare benefit plans, programs, and policies (including the Reimbursement Plans) which are sponsored by Acuity. When immediately preceded by “SpinCo,” “Health and Welfare Plans” means the benefit plans, programs, and policies (including the Reimbursement Plans) corresponding to those plans, programs, and policies sponsored by Acuity as of the Distribution Date, including those plans, programs, and policies listed in Appendix C to this Agreement which will be sponsored by a member of the SpinCo Group Immediately after the Distribution Date.

(w) HMO

“HMO” means a health maintenance organization that provides benefits under the Acuity Health and Welfare Plans or the SpinCo Health and Welfare Plans, as applicable.

(x) HMO Agreements

“HMO Agreements” means contracts, letter agreements, practices, and understandings with HMOs that provide medical, dental, prescription drug, or vision services under the Acuity Health and Welfare Plans and the SpinCo Health and Welfare Plans, as applicable.

(y) Immediately after the Distribution Date

“Immediately after the Distribution Date” means 12:00 A.M., Eastern Time, on the day after the Distribution Date.

(z) Individual Agreement

“Individual Agreement” means an individual contract or agreement (whether written or unwritten) entered into between a member of the Acuity Group or a member of the SpinCo

EMPLOYEE BENEFITS AGREEMENT

Group and any employee or individual who will be an employee of, or otherwise assigned to, the SpinCo Group Immediately after the Distribution Date that establishes the right of such individual to special compensation or benefits, special bonuses, supplemental pension benefits, hiring bonuses, loans, guaranteed payments, special allowances, tax equalization payments, special expatriate compensation payments, disability benefits, or other forms of compensation and benefits.

(aa) Liabilities

“Liabilities” means any and all losses, claims, charges, debts, premiums, demands, actions, costs, and expenses (including any current or future benefit payments or other entitlements, and administrative and related costs and expenses of any Plan, program, service or consulting agreement, or arrangement), of any nature whatsoever, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not imposed or determined by a court, whenever arising.

(bb) Long-Term Incentive Plan

“Long-Term Incentive Plan,” when immediately preceded by “Acuity” means the Acuity Brands, Inc. Long-Term Incentive Plan, as amended and restated, and any other long-term incentive plans established or maintained by a member of the Acuity Group. When immediately preceded by “SpinCo,” “Long-Term Incentive Plan” means the long-term incentive plan to be established or assumed by SpinCo pursuant to Section 2.3.

(cc) Master Pension Trust

“Master Pension Trust” means the trust evidenced by the Acuity Brands, Inc. Defined Benefit Plans Master Trust Agreement, as amended from time to time, and currently associated with the defined benefit plans that are sponsored by Acuity or one of its affiliates.

(dd) Master Savings Trust

“Master Savings Trust,” when immediately preceded by “Acuity,” means the trust evidenced by the Acuity Brands, Inc. Defined Contribution Plans Master Trust Agreement, as amended from time to time, and currently associated with the defined contribution plans that are sponsored by Acuity or one of its affiliates.

(ee) Material Feature

“Material Feature” means any feature of a Plan that could reasonably be expected to be of material importance to the sponsoring employer or the participants and beneficiaries of the Plan, which could include, depending on the type and purpose of the particular Plan, the class or classes of employees eligible to participate in such Plan, the nature, type, form, source, and level of benefits provided by the employer under such Plan and the amount or level of contributions, if any, required or permitted to be made by participants (or their dependents or beneficiaries) to such Plan.

EMPLOYEE BENEFITS AGREEMENT

(ff) NYSE

“NYSE” means the New York Stock Exchange, Inc., a national securities exchange.

(gg) Participating Company

“Participating Company” means any Person (other than an individual) that is participating in a Plan sponsored by a member of the Acuity Group or a member of the SpinCo Group, as the context requires.

(hh) Person

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity, or any Governmental Authority.

(ii) Plan

“Plan,” when immediately preceded by “Acuity” or “SpinCo,” means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy, or other agreement or funding vehicle, whether written or unwritten, providing benefits to employees or former employees of the Acuity Group or the SpinCo Group, as applicable.

(jj) Reimbursement Plans

“Reimbursement Plans,” when immediately preceded by “Acuity,” means the Acuity Health Care Flexible Spending Account and the Acuity Dependent Care Flexible Spending Account, as applicable. When immediately preceded by “SpinCo,” “Reimbursement Plans” means the health care flexible spending account plan and the dependent care flexible spending account plan to be established or maintained by SpinCo pursuant to Section 2.3 that corresponds to the corresponding Acuity Reimbursement Plans.

(kk) Savings Plan(s)

“Savings Plan(s),” when immediately preceded by “Acuity,” means the defined contribution plans that are sponsored by a member of the Acuity Group other than the SpinCo Savings Plan(s). When immediately preceded by “SpinCo,” “Savings Plan(s)” means the defined contribution plan(s) listed in Appendix A to this Agreement that will be sponsored by a member of the SpinCo Group for periods Immediately after the Distribution Date.

(ll) SpinCo Business

“SpinCo Business” has the same meaning as the term “SpinCo Business” under the Distribution Agreement.

EMPLOYEE BENEFITS AGREEMENT

(mm) SpinCo Common Stock

“SpinCo Common Stock” has the same meaning as the term “SpinCo Common Stock” under the Distribution Agreement.

(nn) SpinCo Group

“SpinCo Group” has the same meaning as the term “SpinCo Group” under the Distribution Agreement.

(oo) SpinCo Mirror Plan

“SpinCo Mirror Plan” means any of the SpinCo Health and Welfare Plans set forth on Exhibit C hereto, and any SpinCo Executive Program that will be substantially similar to an Acuity Executive Program, as set forth on Appendix B hereto.

(pp) SpinCo Savings Trust

“SpinCo Savings Trust” means the trust to be established and maintained by SpinCo pursuant to Section 4.1 that will be associated with the SpinCo Savings Plan.

(qq) SpinCo Stand-Alone Plan

“SpinCo Stand-Alone Plan” means any Plan maintained by Acuity or an affiliate of Acuity, that, no later than the Close of the Distribution Date, will be assumed, sponsored and maintained by SpinCo or a member of the SpinCo Group for the exclusive benefit of Transferred Individuals, including but not limited to the SpinCo Savings Plan set forth on Appendix A, and those Executive Plans set forth and designated as Stand-Alone Plans on Appendix B hereto.

(rr) Stock Incentive Plan

“Stock Incentive Plan,” when immediately preceded by “Acuity,” means the Acuity Brands, Inc. Long-Term Incentive Plan, the Acuity Brands, Inc. Non-Employee Directors Stock Option Plan and any other stock-based incentive plan established or maintained by a member of the Acuity Group. When immediately preceded by “SpinCo,” “Stock Incentive Plan” means the stock incentive plans to be established or assumed by SpinCo pursuant to Section 2.3.

(ss) Subsidiary

“Subsidiary” of any Person means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power, or ability to control, that Person.

EMPLOYEE BENEFITS AGREEMENT

(tt) Transferred Corporate Employee

“Transferred Corporate Employee” means an employee of the Corporate Office who, pursuant to an agreement between Acuity and SpinCo, is designated to become an employee of SpinCo or a member of the SpinCo Group after the Distribution.

(uu) Transferred Individual

“Transferred Individual” means any individual who, as of the Close of the Distribution Date:

(1) is actively employed by, or on a leave of absence (including those individuals receiving short-term disability benefits and those taking leave pursuant to the Family and Medical Leave Act of 1993, as amended) from, a member of the SpinCo Group (or is deemed to be so employed or on leave in accordance with an agreement between Acuity and SpinCo);

(2) is a Transferred Corporate Employee; or

(3) is not actively employed by, nor on a leave of absence (including those individuals receiving short-term disability benefits and those taking leave pursuant to the Family and Medical Leave Act of 1993, as amended) from, Acuity or a member of the Acuity Group, or SpinCo or a member of the SpinCo Group, and:

(A) whose most recent (through the Close of the Distribution Date) active employment with Acuity or a past or present affiliate of Acuity was with a member of the SpinCo Group or the SpinCo Business, or the predecessors of such business; or

(B) who otherwise is identified pursuant to a methodology approved by Acuity and SpinCo, which methodology shall be consistent with the intent of the parties that former employees of Acuity or a past or present affiliate of Acuity and such other individuals who performed services for Acuity (including non-employees) will only be aligned with SpinCo if they primarily provided services to the SpinCo Group or SpinCo Business.

An alternate payee under a qualified domestic relations order (within the meaning of Code § 414(p) and ERISA § 206(d)), alternate recipient under a qualified medical child support order (within the meaning of ERISA § 609(a)), beneficiary, or covered dependent, in each case, of an employee or former employee described in (1), (2) or (3) above shall also be a Transferred Individual with respect to the interest of such alternate payee, alternate recipient, beneficiary, or covered dependent in that employee’s or former employee’s benefit under the applicable Plans. Such an alternate payee, alternate recipient, beneficiary, or covered dependent shall not otherwise be considered a Transferred Individual with respect to his or her own benefits under any applicable Plans, unless he or she is a Transferred Individual by virtue of either of subparagraphs (1), (2) or (3) above. In addition, Acuity and SpinCo may agree to designate any other individuals, or group of individuals, as Transferred Individuals.

EMPLOYEE BENEFITS AGREEMENT

Subject to the other provisions of this definition, an individual may be a Transferred Individual pursuant to this definition regardless of whether such individual is, as of the Distribution Date, alive, actively employed, on a temporary leave of absence from active employment, on layoff, terminated from employment, retired or on any other type of employment, post-employment, or independent contractor status relative to Acuity or SpinCo or to an Acuity or SpinCo Plan. Transferred Individual includes any individual who is on an international assignment whether paid on a U.S. payroll or a payroll outside the U.S. if such individual otherwise falls within any of the above categories.

Notwithstanding anything to the contrary in this definition, the term Transferred Individual under this Agreement shall not include any individual who was otherwise directly transferred from former employment with a member of the Acuity Group to employment with any other Person, whether by sale or transfer of the assets and liabilities or stock of a business or otherwise, unless such individual has been re-employed as an active employee of a member of the Acuity Group subsequent to such event and prior to the Close of the Distribution Date.

Nothing contained in this Agreement shall permit, or be construed or interpreted to permit, any non-employee of Acuity or SpinCo to participate, at any time, in any Plan of Acuity or SpinCo.

(vv) Transition Services Agreement

“Transition Services Agreement” means the Transition Services Agreement entered into by Acuity and SpinCo governing certain matters related to the relationship of the parties after the Distribution.

1.2	REFERENCES

Unless the context clearly indicates otherwise, reference to a particular Article, Section, subsection or paragraph means the Article, Section, subsection or paragraph so delineated in this Agreement.

EMPLOYEE BENEFITS AGREEMENT

ARTICLE II GENERAL PRINCIPLES

2.1	ASSUMPTION OF LIABILITIES

Except for each Liability that is expressly retained in writing by Acuity or excluded in writing by Acuity from those being assumed by SpinCo and unless otherwise provided for elsewhere in this Agreement, SpinCo hereby assumes and agrees to pay, perform, fulfill, and discharge, in accordance with their respective terms and conditions, all of the following (regardless of when or where such Liabilities arose or arise or were or are incurred): (i) all Liabilities to or relating to Transferred Individuals arising out of or resulting from employment by, or the performance of services for, a member of the Acuity Group before becoming Transferred Individuals and thereafter (including Liabilities under Acuity Plans and SpinCo Plans), (ii) all other Liabilities to or relating to Transferred Individuals, and their dependents and beneficiaries, to the extent relating to, arising out of or resulting from future, present, or former employment with, or the provision of services for, a member of the SpinCo Group or the SpinCo Business (including Liabilities under Acuity Plans and SpinCo Plans), (iii) all Liabilities under any Individual Agreements relating to Transferred Individuals, and (iv) all other Liabilities relating to, arising out of, or resulting from obligations, liabilities, and responsibilities expressly assumed or retained by a member of the SpinCo Group or a SpinCo Plan pursuant to this Agreement.

2.2	SPINCO GROUP PARTICIPATION IN ACUITY PLANS

(a) Participation in Acuity Plans

Subject to the terms and conditions of this Agreement, each member of the SpinCo Group that is, as of the date of this Agreement, a Participating Company in any of the Acuity Plans shall continue as such through the Close of the Distribution Date unless, for periods before the Distribution Date, the parties mutually agree otherwise. Effective as of any date before the Distribution Date, a member of the SpinCo Group not described in the preceding sentence may, at its request and with the consent of Acuity (which consent shall not be unreasonably withheld), become a Participating Company in any or all of the Acuity Plans in which Transferred Individuals participate.

(b) Acuity’s General Obligations as Plan Sponsor

Acuity shall continue through the Close of the Distribution Date to administer, or cause to be administered, in accordance with their terms and applicable law, the Acuity Plans and Acuity (or its designee) shall have the sole discretion and authority to interpret the Acuity Plans through such date and during any subsequent period.

(c) SpinCo’s General Obligations as Participating Company

SpinCo shall perform with respect to its participation in the Acuity Plans, and shall cause each other member of the SpinCo Group that is a Participating Company in any Acuity Plan to perform the duties of a Participating Company as set forth in such Plans, and any written or oral

EMPLOYEE BENEFITS AGREEMENT

procedures adopted pursuant thereto, including: (i) assisting in the administration of claims, to the extent requested by the claims administrator or plan administrator of the applicable Acuity Plan, (ii) cooperating fully with Acuity Plan auditors, benefit personnel and benefit vendors, (iii) preserving the confidentiality of all financial and business arrangements Acuity has or may have with any vendors, claims administrators, trustees or any other entity or individual with whom Acuity has entered into an agreement relating to the Acuity Plans, and (iv) preserving the confidentiality of participant health information (including health information in relation to leaves under the Family and Medical Leave Act of 1993, as amended).

(d) Termination of Participating Company Status

Unless otherwise provided in this Agreement, to the extent applicable, effective as of the Close of the Distribution Date, SpinCo and each member of the SpinCo Group shall cease to be a Participating Company in any of the Acuity Plans remaining with Acuity, and Acuity and each member of the Acuity Group shall cease to be a Participating Company in any Plan assumed by SpinCo or a member of the SpinCo Group.

2.3	ESTABLISHMENT OR ASSUMPTION OF THE SPINCO PLANS

(a) Assumption of SpinCo Stand-Alone Plans

Unless otherwise provided in this Agreement, effective no later than the Close of the Distribution Date, SpinCo or a member of the SpinCo Group shall assume or cause to be assumed, the SpinCo Stand-Alone Plans for the benefit of Transferred Individuals and other current, future and former employees of the SpinCo Group. SpinCo and Acuity shall take all action necessary to provide for such assumption of the SpinCo Stand-Alone Plans, including any necessary amendments, and the name of the Plans shall be changed as and where appropriate.

(b) Establishment of SpinCo Mirror Plans

Unless otherwise provided in this Agreement, effective no later than the Close of the Distribution Date, SpinCo or a member of the SpinCo Group shall adopt or cause to be adopted, the SpinCo Mirror Plans for the benefit of Transferred Individuals and other current, future, and former employees of the SpinCo Group. The foregoing SpinCo Mirror Plans as in effect Immediately after the Distribution Date shall be substantially similar to the corresponding Acuity Plans as in effect as of the Close of the Distribution Date.

2.4	TERMS OF PARTICIPATION BY TRANSFERRED INDIVIDUALS

The SpinCo Mirror Plans shall be, with respect to Transferred Individuals, in all respects the successors in interest to, shall recognize all rights and entitlements as of the Close of the Distribution Date under, and shall not provide benefits that duplicate benefits provided by, the corresponding Acuity Plans for such Transferred Individuals. Acuity and SpinCo shall agree on methods and procedures, including amending the respective Plan documents, to prevent Transferred Individuals from receiving duplicative benefits from the Acuity Plans and the SpinCo Plans. SpinCo shall not permit any SpinCo Plan to commence benefit payments to

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Transferred Individuals until it receives written notice from Acuity regarding the date on which payments under the corresponding Acuity Plan shall cease. With respect to Transferred Individuals, each SpinCo Mirror Plan shall provide that all benefit or other elections, all designations of beneficiaries, all service, all compensation, and all other benefit-affecting determinations that, as of the Close of the Distribution Date, were recognized under the corresponding Acuity Plan (for periods immediately before the Close of the Distribution Date) shall, as of Immediately after the Distribution Date, receive full recognition, credit, and validity and be taken into account under such SpinCo Plan to the same extent as if such items originally occurred under such SpinCo Plan, except to the extent that duplication of benefits would result. The provisions of this Agreement for the transfer of assets, if any, from certain trusts relating to Acuity Plans (including Foreign Plans) to the corresponding trusts relating to SpinCo Plans (including Foreign Plans) are based upon the understanding and agreement of the parties that each such SpinCo Plan will assume all Liabilities of the Transferred Individuals and corresponding Acuity Plan to or relating to Transferred Individuals, as provided for herein. If there are any legal or other authoritative reasons that any such Liabilities are not effectively assumed by the appropriate SpinCo Plan, then the amount of assets transferred to the trust relating to such SpinCo Plan from the trust relating to the corresponding Acuity Plan shall be recomputed, ab initio, as set forth in this Agreement but taking into account the retention of any such Liabilities by such Acuity Plan, and assets shall be transferred by the trust relating to such SpinCo Plan to the trust relating to such Acuity Plan so as to place each such trust in the position it would have been in, had the initial asset transfer been made in accordance with such recomputed amount of transferred Liabilities and assets.

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ARTICLE III DEFINED BENEFIT PLANS

3.1	ACUITY PENSION PLANS AND LIABILITIES AND ASSETS

Acuity agrees to retain, and be responsible for, all Liabilities relating to the Acuity Pension Plans listed on Appendix A, regardless of when such liabilities arose or arise or were or are incurred. Acuity shall retain the sponsorship, and responsibility for, the Master Pension Trust and all of its assets.

EMPLOYEE BENEFITS AGREEMENT

ARTICLE IV DEFINED CONTRIBUTION PLANS

4.1	SAVINGS PLANS

(a) Assumption of SpinCo Savings Plan and Related Liabilities

Effective no later than the Close of the Distribution Date, SpinCo or a member of the SpinCo Group shall take all action necessary to assume and become the plan sponsor of the SpinCo Savings Plan and shall be responsible for all Liabilities relating to the SpinCo Savings Plan. The SpinCo Savings Plan shall recognize and maintain all contribution and investment elections made by Transferred Individuals under the SpinCo Savings Plan as such elections were last in effect during the period immediately prior to the Distribution Date and shall apply such elections under the SpinCo Savings Plan for the remainder of the period or periods for which such elections are by their terms applicable (subject in all cases to applicable election change rights of the Transferred Individuals).

Effective no later than the Close of the Distribution Date: (i) all Liabilities to or relating to Transferred Corporate Employees under the Acuity Brands, Inc. 401(k) Plan (“Corporate 401(k) Plan”) shall cease to be Liabilities of the Corporate 401(k) Plan and shall be assumed in full and in all respects by the SpinCo Savings Plan; (ii) the SpinCo Savings Plan shall assume and be solely responsible for all ongoing rights of or relating to these Transferred Corporate Employees for future participation (including the right to make contributions through payroll deductions in the SpinCo Savings Plan); and (iii) the accounts of the Transferred Corporate Employees under the Corporate 401(k) Plan which are held by the Acuity Master Savings Trust shall be transferred to account(s) in the SpinCo Savings Plan under the SpinCo Savings Trust.

(b) Savings Plan Trust

Effective no later than the Close of the Distribution Date, SpinCo shall establish, or cause to be established, the SpinCo Savings Trust which shall be qualified under Code § 401(a), be exempt from taxation under Code § 501(a)(1), and form part of the SpinCo Savings Plan. SpinCo shall, prior to the end of the remedial amendment period for the SpinCo Savings Plan, apply for a determination letter from the Internal Revenue Service that shall provide that the SpinCo Savings Plan and the SpinCo Savings Trust satisfy the requirements for qualification under Code sections 401(a) and 501(a), and SpinCo shall take all actions necessary or appropriate to obtain such letters.

(c) Transfer of Assets

Effective on a date selected by Acuity, which is expected to be no later than the Close of the Distribution Date (the “Savings Plan Transfer Date”), all of the assets associated with and allocated to the accounts of the SpinCo Savings Plan under the Acuity Master Savings Trust shall be transferred from the Acuity Master Savings Trust to the SpinCo Savings Trust. If the transfer of assets does not occur prior to the Close of the Distribution Date, Acuity and SpinCo shall mutually reschedule the asset transfer date; provided, however, such rescheduled date must occur not later than December 31, 2007.

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(d) Specific Stock Funds in the Acuity and SpinCo Savings Plans

To the extent an Acuity Common Stock Fund exists on the Distribution Date in the Acuity Savings Plans or the SpinCo Savings Plan, effective no later than Immediately after the Distribution Date, a SpinCo Common Stock fund shall be added as an investment option to any Acuity Savings Plan or SpinCo Savings Plan that has such an Acuity Common Stock fund. The SpinCo Common Stock fund in the Acuity Savings Plans and the Acuity Common Stock fund in the SpinCo Savings Plan are each referred to as a “Non-Employer Stock Fund” with respect to the applicable Plan. Unless Acuity and SpinCo agree otherwise, each Non-Employer Stock Fund shall be maintained under the respective Plan through December 31, 2008, subject to Acuity’s and SpinCo’s determination that continued maintenance of the respective Non-Employer Stock Funds satisfies the fiduciary rules of ERISA. After such date, Acuity and SpinCo agree to cooperate with each other with respect to the disposition of the stock when either party decides to liquidate or otherwise terminate the Non-Employer Stock Fund in its Savings Plan(s). In the absence of any agreement regarding such liquidation, at any time that Acuity or SpinCo decides to liquidate the shares in its Non-Employer Stock Fund, the selling party shall first offer such stock for sale to the other party. If the other party does not offer to purchase the shares within 30 days at a purchase price acceptable to the selling party, the selling party may proceed to sell such shares in a reasonable manner. The Acuity Savings Plans and the SpinCo Savings Plan shall each provide that, after the Distribution Date, no new contributions may be invested in, and no amounts may be transferred from other investment options to the Non-Employer Stock Fund under the respective Plan; but, subject to the terms of the respective Plan, participants may direct that amounts be transferred out of the Non-Employer Stock Fund to other investment options. To the extent the parties determine it is necessary to preserve the tax status of the Distribution under the Code, the Acuity Savings Plans shall provide that no earnings or dividends under its Non-Employer Stock Fund may be reinvested in SpinCo Common Stock and the SpinCo Savings Plan shall provide that no earnings or dividends under its Non-Employer Stock Fund may be reinvested in Acuity Common Stock; provided, however, this requirement shall not prohibit such earnings and dividends from remaining in the applicable Non-Employer Stock Fund as cash or as an amount that is invested in any non-stock investment in such fund.

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ARTICLE V HEALTH AND WELFARE PLANS

5.1	ASSUMPTION OF HEALTH AND WELFARE PLAN LIABILITIES

(a) Assumption by SpinCo

Effective no later than the Close of the Distribution Date, SpinCo shall establish or cause to be established, the SpinCo Health and Welfare Plans. Immediately after the Distribution Date, all Liabilities for or relating to Transferred Individuals under the Acuity Health and Welfare Plans, shall cease to be Liabilities of Acuity or the Acuity Health and Welfare Plans and shall be assumed by SpinCo and the corresponding SpinCo Health and Welfare Plans. Thus, SpinCo and the SpinCo Health and Welfare Plans shall be responsible for all Liabilities that pertain to Transferred Individuals regardless of when incurred, including all reported claims that are unpaid, all incurred but not reported claims as of the Close of the Distribution Date, and all claims incurred after the Close of the Distribution Date that pertain to Transferred Individuals under the Acuity Health and Welfare Plans and the SpinCo Health and Welfare Plans. SpinCo shall be required to make all payments due or payable to Transferred Individuals under the appropriate SpinCo Health and Welfare Plans for the period beginning Immediately after the Distribution Date, including all reported claims that are unpaid and all incurred but not reported claims as of the Close of the Distribution Date. All treatments which have been pre-certified for or are being provided on an on-going basis to a Transferred Individual under the Acuity Health and Welfare Plans as of the Close of the Distribution Date shall continue to be provided without interruption under the appropriate SpinCo Health and Welfare Plan until such treatment is concluded or discontinued pursuant to applicable plan rules and limitations, and SpinCo and the SpinCo Health and Welfare Plans shall be responsible for all Liabilities relating to, arising out of, or resulting from such pre-certified or on-going treatments as of the Close of the Distribution Date. Notwithstanding the preceding provisions of this Section 5.1, neither SpinCo nor a SpinCo Health and Welfare Plan shall assume any Liability with respect to: (i) a claim incurred on or prior to the Close of the Distribution Date for which Acuity or an Acuity Health and Welfare Plan has insurance coverage (but only to the extent of such coverage), including claims for long-term disability benefits by individuals who are Transferred Individuals (but not other uninsured Health and Welfare Plan coverage for such individuals), and (ii) any benefit claim for which Acuity is responsible under Section 5.4. Acuity shall pay to SpinCo a portion of any prescription drug rebates received by Acuity within two (2) years of the Distribution Date under the Acuity Employee Group Insurance Benefits Plan which relate to periods prior to the Distribution Date, which portion shall be determined by whether the rebate relates to a Transferred Individual who participated in the prescription drug portion of the Acuity Employee Group Insurance Benefits Plan. Acuity shall pay to SpinCo the amount of any subrogation claims (less expenses and costs related to collecting such claims) received by Acuity within two (2) years of the Distribution Date that relate to claims by Transferred Individuals that were paid under the Acuity Health and Welfare Plan and that were charged to the SpinCo Business.

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(b) Certain Audit Procedures with Respect to Health and Welfare Plans

At periodic intervals beginning Immediately after the Distribution Date, Acuity and SpinCo shall examine their respective payments and receipts for health and welfare coverages to ascertain whether Acuity has mistakenly made or received payments for coverages with respect to Transferred Individuals and whether SpinCo has mistakenly made or received payments for coverages with respect to participants and beneficiaries in the Acuity Health and Welfare Plans (other than Transferred Individuals), including claims for long-term disability benefits. If any such mistaken payments have been made or received by Acuity or SpinCo, such mistaken payments and receipts shall first be netted against each other by Acuity and SpinCo and thereafter such net payments or net receipts shall be further netted against the other party’s net payments or net receipts. The party with the remaining amount of mistaken payments shall transfer such amount in cash to the other party at such time or times as agreed upon by Acuity and SpinCo, but not less than semi-annually. Furthermore, at periodic intervals beginning Immediately after the Distribution Date, Acuity and SpinCo shall examine the payment of benefits and claims, and reimbursements for expenses, by their respective Health and Welfare Plans to ascertain whether any Acuity Health and Welfare Plan has mistakenly paid claims or benefits, or reimbursed expenses, with respect to Transferred Individuals and whether any SpinCo Health and Welfare Plan has mistakenly paid claims or benefits, or reimbursed expenses, with respect to participants and beneficiaries in the Acuity Health and Welfare Plans (other than Transferred Individuals). If any such mistaken payments or reimbursements have been made by any Acuity or SpinCo Health and Welfare Plan, such mistaken payments and reimbursements shall be netted against the other corresponding Health and Welfare Plan’s mistaken payments and reimbursements. The Health and Welfare Plan with the remaining amount of mistaken payments and reimbursements shall transfer such amount in cash to the other party’s corresponding Health and Welfare Plan at such time or times as agreed upon by Acuity and SpinCo, but not less than semi-annually.

5.2	VENDOR CONTRACTS

(a) ASO Contracts, Group Insurance Policies, HMO Agreements, and Letters of Understanding

(1) Before the Distribution Date, Acuity shall, in its sole discretion, take such steps as are necessary under each ASO Contract, Group Insurance Policy, HMO Agreement, letter of understanding, and arrangement in existence as of the date of this Agreement to permit SpinCo to participate in the terms and conditions of such ASO Contract, Group Insurance Policy, HMO Agreement, letter of understanding, or arrangement from Immediately after the Distribution Date through August 31, 2008. The methodology used to allocate costs between SpinCo and Acuity under such policies and arrangements prior to the Distribution Date shall remain the same after the Distribution Date. The participation by SpinCo in such policy or arrangement shall relate to the SpinCo Health and Welfare Plan and SpinCo shall have all fiduciary responsibilities under ERISA with respect to the participation by the SpinCo Health and Welfare Plan in such policies or arrangements. Alternatively, with respect to any of such policies or arrangements, Acuity may take such steps as are necessary to arrange for an ASO Contract, Group Insurance Policy, HMO Agreement, letter of understanding, or arrangement

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covering SpinCo that mirrors substantively that covering Acuity. This mirror arrangement shall apply for all or a portion of such period, as necessary under the circumstances. Acuity, in its sole discretion, may cause one or more of its ASO Contracts, Group Insurance Policies, HMO Agreements, letters of understanding, and arrangements into which Acuity enters after the date of this Agreement to allow SpinCo to participate in the terms and conditions thereof. Nothing contained in this Section 5.2(a) shall preclude Acuity from choosing to enter into ASO Contracts, Group Insurance Policies, HMO Agreements, letters of understanding, or other arrangements with new or different vendors; provided, until August 31, 2008, Acuity shall give SpinCo advance notice of any decision to change or add vendors. Furthermore, nothing contained in this paragraph (1) shall require Acuity to use more than its reasonable best efforts in complying with the provisions of the first four sentences of this paragraph (1).

(2) Acuity shall have the right to determine, and shall promptly notify SpinCo of, the manner in which SpinCo’s participation in the terms and conditions of ASO Contracts, Group Insurance Policies, HMO Agreements, letters of understanding and arrangements as set forth above shall be effectuated; provided, however, Acuity shall use its best efforts to accommodate any reasonable needs communicated to Acuity by SpinCo that relate thereto. Such terms and conditions shall include the financial and termination provisions, performance standards, methodologies, auditing policies, quality measures, reporting requirements, and target claims. SpinCo hereby authorizes Acuity to act on its behalf to extend to SpinCo the terms and conditions of the ASO Contracts, Group Insurance Policies, HMO Agreements, and letters of understanding and arrangements. SpinCo shall fully cooperate with Acuity in such efforts, and, for periods through August 31, 2008, SpinCo shall not perform any act or fail to take any action that would prejudice Acuity’s efforts and financial arrangements under the Health and Welfare Plans (other than taking reasonable steps to enter into replacement ASO Contracts, Group Insurance Policies, HMO Agreements, and letters of understanding and arrangements for periods after August 31, 2008).

(b) Payment and Effect of Change in Rates

Acuity and SpinCo shall use their reasonable best efforts to cause each of the insurance companies, HMOs, paid provider organizations and third-party administrators providing services and benefits under the Acuity Health and Welfare Plans and the SpinCo Health and Welfare Plans to maintain the premium and/or administrative rates based on the aggregate number of participants in the Acuity Health and Welfare Plans and the SpinCo Health and Welfare Plans, from the Close of the Distribution Date through August 31, 2008, separately rated or adjusted for the demographics, experience or other relevant factors related to the covered participants of Acuity and SpinCo, respectively. To the extent they are not successful in such efforts, Acuity and SpinCo shall each bear the revised premium or administrative rates for health and welfare benefits attributable to the individuals covered by their respective Health and Welfare Plans, taking into account the experience of such individuals. The assistance that Acuity shall provide SpinCo pursuant to this subsection (b) shall be provided subject to the terms and conditions of the Transition Services Agreement.

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5.3	ACUITY SHORT-TERM DISABILITY ARRANGEMENTS

Final determinations made by Acuity (or its designee) with respect to short-term disability claims by Transferred Individuals prior to the Distribution Date shall be final and binding. Subject to the terms and conditions of the Transition Services Agreement, Acuity shall transfer to SpinCo, effective Immediately after the Distribution Date, and SpinCo shall assume responsibility for (i) administering (or providing for the administration of) all short-term disability claims incurred by Transferred Individuals before the Close of the Distribution Date that are administered by Acuity as of the Close of the Distribution Date, (ii) all Liabilities under any Acuity short-term disability arrangements to Transferred Individuals as of the Close of the Distribution Date, in the same manner, and using the same methods and procedures, as Acuity used in determining and paying such claims, and (iii) making any necessary determinations with respect to such claims, including entering into settlements with respect to such claims, and shall be solely responsible for any costs, Liabilities or related expenses of any nature whatsoever related to such claims, payments or obligations.

5.4	RETIREE LIFE INSURANCE BENEFITS

Effective Immediately after the Distribution Date, SpinCo shall adopt a SpinCo Plan or Plans to provide any retiree life insurance benefits that are required to be provided to Transferred Individuals. Any retiree life insurance benefits to be provided shall be substantially identical to the retiree life insurance benefits that would have been provided under an Acuity Plan for such individuals, subject to the right of SpinCo to amend or terminate any such retiree benefits. In the case of any individual who is not a Transferred Individual, Acuity will retain the liability for providing any retiree life insurance benefits required to be provided to such individual, subject to the right of Acuity to amend or terminate any such retiree benefits.

5.5	COBRA AND HIPAA

Subject to the terms and conditions of the Transition Service Agreement, effective Immediately after the Distribution Date, (i) SpinCo or a member of the SpinCo Group shall be responsible for administering (or providing for the administration of) compliance and providing coverage in accordance with the health care continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the portability requirements (including the requirements for issuance of certificates of creditable coverage) under the Health Insurance Portability and Accountability Act of 1996 under the SpinCo Health and Welfare Plans with respect to all Transferred Individuals and other employees and former employees of SpinCo or a member of the SpinCo Group and any beneficiaries and dependents thereof who experience (or have experienced) a COBRA qualifying event or loss of coverage, and (ii) SpinCo or a member of the SpinCo Group shall be responsible for filing all necessary employee change notices with respect to these persons identified in the previous sentence in accordance with applicable law.

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5.6	LEAVE OF ABSENCE PROGRAMS

Effective Immediately after the Distribution Date, SpinCo or a member of the SpinCo Group shall assume sole responsibility for the administration and compliance of all leaves of absences and related programs (including compliance with the Family and Medical Leave Act of 1993, as amended) affecting Transferred Individuals.

5.7	POST-DISTRIBUTION TRANSITIONAL ARRANGEMENTS

(a) Continuance of Elections, Co-Payments, and Maximum Benefits

(1) SpinCo shall cause the SpinCo Health and Welfare Plans to recognize and maintain all coverage and contribution elections made by Transferred Individuals under the Acuity Health and Welfare Plans, as such elections were last in effect during the period immediately prior to the Distribution Date, and shall apply such elections under the SpinCo Health and Welfare Plans for the remainder of the period or periods for which such elections are by their terms applicable (subject to applicable election change rights). Acuity shall cause the claims administrator for the Acuity Health and Welfare Plans to transfer to the claims administrator for the SpinCo Health and Welfare Plan all data necessary to maintain such coverage and elections.

(2) SpinCo shall cause the SpinCo Health and Welfare Plans to recognize and give credit for (A) all amounts applied to deductibles, out-of-pocket maximums, and other applicable benefit coverage limits with respect to such expenses which have been incurred by Transferred Individuals under the Acuity Health and Welfare Plans for the remainder of the benefit limit year in which the Distribution occurs, and (B) all benefits paid to Transferred Individuals under the Acuity Health and Welfare Plans, during and prior to the benefit limit year in which the Distribution occurs, for purposes of determining when such persons have reached their maximum benefits under the SpinCo Health and Welfare Plans.

(3) SpinCo shall recognize and cover under the SpinCo Health and Welfare Plans all eligible employee groups covered by the Acuity Health and Welfare Plans (pertaining to Transferred Individuals) as of the Close of the Distribution Date (determined under the applicable Plan documents).

(4) SpinCo shall (A) provide coverage to Transferred Individuals under the SpinCo Health and Welfare Plans without the need to undergo a physical examination or otherwise provide evidence of insurability, and (B) recognize and maintain all irrevocable assignments, elections and beneficiary designations made by Transferred Individuals in connection with their life insurance coverage under the Acuity Health and Welfare Plans and any predecessor plans.

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(b) Administration

(1) Coordination of Benefits for Spouses and Dependents

Effective as of the earlier of the first day of the first plan year or the first applicable change in status (as defined under the SpinCo Health and Welfare Plans) that occurs after the Distribution Date, SpinCo shall cause the SpinCo Health and Welfare Plans to permit eligible Transferred Individuals to cover their lawful spouses as dependents if such lawful spouses are active or retired Acuity employees (but were not otherwise covered as a dependent under the Acuity Health and Welfare Plans or other Acuity Plans due to their previous status as both employee and dependent of an Acuity employee). As of the earlier of the first day of the first plan year or the first applicable status change (as defined under the SpinCo Health and Welfare Plans) that occurs Immediately after the Distribution Date, Acuity shall cause the Acuity Health and Welfare Plans to permit eligible Acuity employees to cover their lawful spouses as dependents if such lawful spouses are active or retired SpinCo employees. All benefits provided under any such Health and Welfare Plans to a lawful spouse or dependent of the other company’s employees shall be coordinated pursuant to the terms and conditions of the applicable Acuity and SpinCo Plans.

(2) IRS/SSA/CMS Data Match

Subject to the terms and conditions of the Transition Services Agreement, effective Immediately after the Distribution Date, SpinCo shall assume all Liabilities relating to, arising out of or resulting from claims verified by Acuity or SpinCo under the IRS/SSA/CMS data match reports that relate to Transferred Individuals. SpinCo and Acuity shall share all information necessary to verify IRS/SSA/CMS data match reports regarding Transferred Individuals. SpinCo shall not change any employee identification numbers assigned by Acuity without notifying Acuity of the change and the new employee identification number.

(c) Acuity Reimbursement Plans

To the extent any Transferred Individual contributed to an account under the Acuity Reimbursement Plans during the calendar year that includes the Distribution Date, effective Immediately after the Distribution Date, SpinCo shall recognize any such Transferred Individual’s account balance, determined as of the Close of the Distribution Date, and SpinCo shall thereafter be solely responsible for making any and all payments relative to such account balance of the Transferred Individual for all claims during such calendar year under the applicable SpinCo Reimbursement Plan. As provided in Section 5.7(a), all elections by Transferred Individuals in effect immediately prior to the Distribution Date shall continue and be recognized by SpinCo, and the Distribution alone shall not be considered an event that gives any participant the right to change any prior election. As soon as practicable after the Distribution Date, Acuity shall calculate as of the Close of the Distribution Date the aggregate net balance in the accounts of Transferred Individuals under the Acuity Reimbursement Plans, expressed relative to the contributions received from such Transferred Individuals. If the contributions received from a Transferred Individual exceed the reimbursements made to or on behalf of such Transferred Individual, the Transferred Individual shall be deemed to have a positive account balance. In turn, if the contributions received from a Transferred Individual are less than the

EMPLOYEE BENEFITS AGREEMENT

reimbursements made to or on behalf of such Transferred Individual, the Transferred Individual shall be deemed to have a negative account balance. If the aggregate net balance in the accounts of all such Transferred Participants is a positive number, then Acuity shall pay this amount in cash to SpinCo as soon as practicable after the Distribution Date, and if the aggregate net balance in the accounts of all such Transferred Participants is a negative number, then SpinCo shall pay this amount in cash to Acuity as soon as practicable after the Distribution Date.

5.8	APPLICATION OF ARTICLE V TO THE SPINCO GROUP

Any reference in this Article V to “SpinCo” shall include a reference to another member of the SpinCo Group when and to the extent SpinCo has caused the other member of the SpinCo Group to (a) become a party to an ASO Contract, Group Insurance Policy, HMO Agreement, letter of understanding or arrangement associated with a SpinCo Health and Welfare Plan, (b) become a self-insured entity for the purposes of one or more SpinCo Health and Welfare Plans, (c) assume all or a portion of the Liabilities or the administrative responsibilities with respect to benefits which arose before the Close of the Distribution Date under any Acuity Health and Welfare Plan and which were expressly assumed by SpinCo pursuant to this Agreement, or (d) take any other action, extend any coverage, assume any other Liability or fulfill any other responsibility that SpinCo would otherwise be required to take under the terms of this Article V, unless it is clear from the context that the particular reference is not intended to include another member of the SpinCo Group. In all such instances in which a reference in this Article V to “SpinCo” includes a reference to another member of the SpinCo Group, SpinCo shall be responsible to Acuity for ensuring that the other member of the SpinCo Group complies with the applicable terms of this Agreement and that the Transferred Individuals employed by such member of the SpinCo Group shall have the same rights and entitlements to benefits under the applicable SpinCo Health and Welfare Plans that the Transferred Individual would have had, if he or she had instead been employed by SpinCo.

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ARTICLE VI EXECUTIVE PROGRAMS

6.1	ASSUMPTION OF OBLIGATIONS

(a) General

Consistent with the principles set forth in Article II and except as otherwise specifically provided herein, effective no later than the Close of the Distribution Date, SpinCo or a member of the SpinCo Group shall become plan sponsor of a SpinCo Executive Program and shall assume and be solely responsible for all Liabilities to or relating to Transferred Individuals under all Acuity Executive Programs. SpinCo shall be solely responsible for all such Liabilities, notwithstanding any failure by SpinCo to complete its obligations under this Article.

(b) Exceptions

The liabilities for Transferred Individuals under the Acuity Brands, Inc. Senior Management Benefit Plan, the Acuity Brands, Inc. Executives’ Deferred Compensation Plan and the Acuity Brands, Inc. 2002 Supplemental Executive Retirement Plan shall remain liabilities of the Acuity Group and shall not be assumed by the SpinCo Group.

6.2	ANNUAL INCENTIVE AWARDS

Except as otherwise specifically provided herein, for the performance period ending August 31, 2007 under the Acuity Annual Incentive Plan, SpinCo shall pay Transferred Individuals any amounts earned under the Acuity Annual Incentive Plan for such period. For periods after August 31, 2007, SpinCo shall maintain the SpinCo Annual Incentive Plan covering such of its active employees as it in its sole discretion deems appropriate.

6.3	LONG-TERM INCENTIVE PLAN

(a) Stock Options

The treatment of outstanding stock options described in this Section 6.3(a) shall apply to Transferred Individuals, except for Transferred Individuals who have terminated employment prior to the Distribution Date, and shall also apply to Transferred Individuals who are compensated under a payroll which is administered outside the 50 United States, its territories and possessions, and the District of Columbia; provided, however, if such treatment is not legally permitted, or results in adverse consequences for Acuity, any of its affiliates or the Transferred Individual, as determined by Acuity in its sole discretion, Acuity may determine, in its sole discretion, to provide for a different treatment.

Effective Immediately after the Distribution Date, each Award or grant consisting of an option, regardless of the date of the grant, under an Acuity Stock Incentive Plan that is outstanding as of the Close of the Distribution Date for all Transferred Individuals, except for Transferred Individuals who have terminated employment prior to the Distribution Date and except as provided in the next paragraph, shall be converted to options for SpinCo Common

EMPLOYEE BENEFITS AGREEMENT

Stock with the same material terms and conditions under the SpinCo Stock Incentive Plan, and shall be transferred to the recordkeeper of the SpinCo Stock Incentive Plan. As soon as practicable after the Distribution Date, the number of options and the exercise price for such options to be converted to options for SpinCo Common Stock shall be determined by multiplying the number of shares purchasable under each converted option by the applicable Conversion Ratio and dividing the exercise price per share of each option by the applicable Conversion Ratio. Such converted SpinCo stock option grants shall continue to vest and become exercisable under the SpinCo Stock Incentive Plan in accordance with terms mirroring the terms of the original grant under the Acuity Stock Incentive Plan (but related to SpinCo and employment and other events with SpinCo). SpinCo shall be the obligor with respect to such options and shall be solely responsible for all stock option grants and payments under the SpinCo Stock Incentive Plan, with respect to, but not limited to, recordkeeping, administrative costs and fees, payroll taxes, plan maintenance, option exercise and related tax filings. SpinCo shall, as soon as practicable after the Distribution Date, provide each Transferred Individual receiving options for SpinCo Common Stock with an agreement or notice relating to such Transferred Individual’s options under the SpinCo Stock Incentive Plan.

With respect to the individual who is the President and Chief Executive Officer of SpinCo, the outstanding stock options under the Acuity Stock Incentive Plan held by such individual as of the Close of the Distribution Date shall be handled as follows: (i) the outstanding stock options that are not vested as of the Close of the Distribution Date shall be treated in the same manner as the outstanding stock options of all other Transferred Individuals as provided in the preceding paragraph; and (ii) the outstanding stock options that are vested as of the Close of the Distribution Date shall continue to be held as options for Acuity common stock, the number of options and the exercise price for such options shall be adjusted as of the Distribution Date by multiplying the number of shares purchasable under each adjusted option by the Conversion Ratio for Acuity options and dividing the exercise price per share of each option by the applicable Conversion Ratio for Acuity options, and employment with SpinCo shall be treated as employment with the Acuity Group solely for purposes of exercisability of the options.

The options for Acuity Common Stock held by Transferred Individuals who have terminated employment prior to the Distribution Date shall not be converted to options for SpinCo Common Stock. Such options shall continue to be held as options for Acuity Common Stock and the number of options and exercise price for such options shall be adjusted as of the Distribution Date in the same manner as provided in subsection (ii) of the preceding paragraph.

(b) Restricted Stock Awards

All executives (including Transferred Individuals) who hold shares of Restricted Stock shall receive the distribution of shares of SpinCo Common Stock on such shares of Restricted Stock. All shares of SpinCo Common Stock received with respect to such Restricted Stock shall be subject to the same restrictions, terms and conditions as apply to the Restricted Stock pursuant to the restricted stock award agreement; provided, however, that continued employment with SpinCo or a member of the SpinCo Group or Acuity or a member of the Acuity Group shall be

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considered continued employment under the restricted stock award agreement. Acuity and SpinCo agree to notify the other party when a holder of such restricted stock terminates employment prior to the date such restricted stock is fully vested and no longer subject to a substantial risk of forfeiture.

As soon as practicable after the Distribution Date, SpinCo shall provide each Transferred Individual with an agreement or notice relating to such Transferred Individual’s restricted stock in Acuity and SpinCo. The Acuity restricted stock shall provide for Transferred Individuals who are employees of SpinCo on the Distribution Date that employment with SpinCo shall be treated as employment with the Acuity Group solely for purposes of continued vesting in the restricted stock.

(c) Restricted Stock Unit Awards

Effective Immediately after the Distribution Date, each Award of Restricted Stock Units (RSUs) regardless of the date of grant under the Acuity Stock Incentive Plan for all Transferred Individuals, except for Transferred Individuals who have terminated employment prior to the Distribution Date shall be converted to RSUs for SpinCo Common Stock with the same material terms and conditions under the SpinCo Stock Incentive Plan and shall be transferred to the recordkeeper for the SpinCo Stock Incentive Plan. The RSUs for Acuity Common Stock shall be converted to RSUs for SpinCo Common Stock by crediting the Transferred Individual with a number of RSUs for SpinCo Common Stock equal to the fair market value of the RSUs for Acuity Common Stock on the Distribution Date. SpinCo shall be the obligor with respect to such RSUs and shall be solely responsible for all RSU Awards under the SpinCo Stock Incentive Plan, including, but not limited to, recordkeeping, administrative costs and fees, payroll taxes, plan maintenance, and related tax filings.

The RSUs held by Transferred Individuals who have terminated employment prior to the Distribution Date shall not be converted to RSUs for SpinCo Common Stock and shall remain RSUs for Acuity Common Stock.

(d) Change in Control Provisions

Effective Immediately after the Distribution Date, any change in control provisions relating to grants or awards under the Acuity Stock Incentive Plan or SpinCo Stock Incentive Plan that provide for accelerated vesting or other rights upon a change in control shall be clarified or amended to provide that such accelerated vesting or other rights will only occur upon a change in control of the company for which the individual is then employed. As soon as practicable after the Distribution Date, Acuity and SpinCo shall provide each individual holding an outstanding grant or award with a notice or agreement relating to the applicability of the change in control provisions.

EMPLOYEE BENEFITS AGREEMENT

6.4	DEFERRED COMPENSATION PLANS

(a) Establishment of SpinCo Deferred Compensation Plans

Effective no later than the Close of the Distribution Date, SpinCo shall establish the SpinCo Deferred Compensation Plans that are SpinCo Mirror Plans, and the amounts credited to the accounts of Transferred Individuals under the Acuity Deferred Compensation Plans shall be transferred to the applicable SpinCo Deferred Compensation Plans.

The Transferred Individuals’ termination of employment with the Acuity Group as a result of the Distribution shall not constitute a termination of employment for purposes of the Acuity or SpinCo Deferred Compensation Plans. All elections by the Transferred Individuals that were controlling under the terms of the applicable Acuity Deferred Compensation Plan prior to the Distribution shall continue under the applicable SpinCo Deferred Compensation Plan until changed under the terms of such Plan. All investment choices of Transferred Individuals under the Acuity or SpinCo Deferred Compensation Plans shall also be continued in effect; provided, however, that any account balance that is deemed to be invested in whole or in part in phantom shares of Acuity Common Stock shall be converted in the SpinCo Deferred Compensation Plan into deemed investments solely in phantom shares of SpinCo Common Stock by crediting the Transferred Individual with a number of phantom shares of SpinCo Common Stock equal to the fair market value of the phantom shares of Acuity Common Stock on the Distribution Date. Nothing herein shall restrict Acuity’s or SpinCo’s rights to amend or terminate their respective Plans in the future.

(b) Corporate-Owned Life Insurance

Acuity shall continue to own and hold all of the corporate-owned life insurance policies currently owned by Acuity or an affiliate of Acuity that have been held by Acuity to help fund its obligations under the Deferred Compensation Plans and other Acuity Executive Programs.

6.5	SUPPLEMENTAL RETIREMENT BENEFIT PLANS

Acuity shall continue to be the sponsor of, and solely responsible for all liabilities under the following supplemental retirement benefit plans (a) the supplemental retirement plans previously maintained by the Holophane Corporation; (b) the Acuity Supplemental Pension Plan and the Acuity Supplemental Retirement Plan for Executives; and (c) the Acuity 2002 Supplemental Executive Retirement Plan.

6.6	CHANGE IN CONTROL AGREEMENTS

Effective Immediately after the Distribution Date, SpinCo shall enter into a change in control agreement with each of the Transferred Individuals listed in Appendix E, which, if the individual is currently covered by a change in control agreement, is substantially identical in all Material Features to the form of Acuity change in control agreement covering such Transferred Individual as of the Distribution Date. SpinCo shall be solely responsibly for all Liabilities related to the SpinCo change in control agreements with the Transferred Individuals.

EMPLOYEE BENEFITS AGREEMENT

6.7	SEVERANCE AGREEMENTS

Effective Immediately after the Distribution Date, SpinCo shall enter into a severance agreement with each of the Transferred Individuals listed in Appendix E, which, if the individual is currently covered by a severance agreement, is substantially identical in all Material Features to the form of Acuity severance agreement covering such Transferred Individual as of the Distribution Date. SpinCo shall be solely responsible for all Liabilities related to the SpinCo severance agreements with Transferred Individuals.

6.8	EMPLOYMENT AGREEMENTS

Effective Immediately after the Distribution Date, SpinCo shall enter into an employment agreement with each of the Transferred Individuals listed in Appendix E, which is substantially identical in all Material Features to the corresponding Acuity employment agreement, or SpinCo shall assume the existing agreement for such Transferred Individual. SpinCo shall be solely responsible for all Liabilities related to the SpinCo employment agreements with the Transferred Individuals.

6.9	NON-EMPLOYEE DIRECTOR BENEFITS

(a) Non-Employee Director Deferred Compensation Plan

Effective not later than the Close of the Distribution Date, SpinCo shall establish a SpinCo non-employee director deferred compensation plan that is substantially similar to the Acuity Brands, Inc. Non-Employee Director Deferred Compensation Plan, and SpinCo shall assume and be solely responsible for all Liabilities under the Acuity Brands, Inc. Non-Employee Director Deferred Compensation Plan relating to individuals who become non-employee directors of SpinCo. The deferred stock units of Acuity Common Stock relating to non-employee directors of SpinCo as of the Distribution Date shall remain in deferred stock units of Acuity Common Stock, and the number of deferred stock units shall be adjusted such that the fair market value of the deferred stock units Immediately After the Distribution Date equals the fair market value of such deferred stock units immediately prior to the Distribution.

(b) Non-Employee Directors’ Stock Options

Effective not later than the Close of the Distribution Date, SpinCo shall cause the non-employee directors of SpinCo who were previously non-employee directors of Acuity to be eligible to be covered by the SpinCo Long-Term Incentive Plan. All outstanding options held by non-employee directors of SpinCo who were previously non-employee directors of Acuity shall remain as stock options for Acuity Common Stock under the Acuity Long-Term Incentive Plan and shall be adjusted as provided in the fourth paragraph of Section 6.3(a) by the applicable Conversion Formula. The director’s continuing service with SpinCo shall be treated as employment with the Acuity Group for purposes of vesting and exercisability of the options.

EMPLOYEE BENEFITS AGREEMENT

6.10	EMPLOYEE STOCK PURCHASE PLAN

As of the Distribution Date, SpinCo employees shall cease to be eligible to participate in the Acuity Brands, Inc. Employee Stock Purchase Plan and their accounts shall be paid out or otherwise distributed in accordance with the terms of the Plan in the same manner as for terminated employees. Any uninvested amounts held in the accounts of such Transferred Individuals on the Distribution Date shall be refunded to such Transferred Individuals. SpinCo has established a SpinCo Employee Stock Purchase Plan, the terms and conditions of which may be amended from time to time. The SpinCo Employee Stock Purchase Plan shall not be considered a SpinCo Mirror Plan or a successor plan to the Acuity Brands, Inc. Employee Stock Purchase Plan. Participation in the SpinCo Employee Stock Purchase Plan shall be subject to the terms and conditions of such Plan and any new elections made with respect to such Plan. Participants’ elections and other terms of participation in the Acuity Employee Stock Purchase Plan shall not be transferred or carried over to the SpinCo Employee Stock Purchase Plan.

EMPLOYEE BENEFITS AGREEMENT

ARTICLE VII GENERAL

7.1	PAYMENT OF AND ACCOUNTING TREATMENT FOR EXPENSES AND BALANCE SHEET AMOUNTS

(a) Expenses

All expenses (and the accounting treatment related thereto) through the Close of the Distribution Date regarding matters addressed herein shall be handled and administered by Acuity and SpinCo in accordance with past Acuity accounting and financial practices and procedures pertaining to such matters. To the extent expenses that pertain to Transferred Individuals are unpaid as of the Close of the Distribution Date, SpinCo or any member of the SpinCo Group shall be solely responsible for such payment, without regard to any accounting treatment to be accorded such expense by Acuity or SpinCo on their respective books and records. The accounting treatment to be accorded all expenses incurred prior to the Distribution Date, whether such expenses are paid by Acuity or SpinCo, shall be determined by Acuity in its sole discretion.

(b) Balance Sheet Amounts

SpinCo shall assume any and all balance sheet liability that relates to any Liability assumed by it under this Agreement as of the Close of the Distribution Date or thereafter. The balance sheet liabilities to be assumed pursuant to this Section shall be determined by Acuity in its sole discretion consistent with past accounting practices, consistently applied.

7.2	SHARING OF PARTICIPANT INFORMATION

Subject to applicable laws, including laws relating to privacy and confidentiality, Acuity and SpinCo shall share, Acuity shall cause each applicable member of the Acuity Group to share, and SpinCo shall cause each applicable member of the SpinCo Group to share, with each other and their respective agents and vendors (without obtaining releases) all participant information necessary for the efficient and accurate administration of each of the Acuity Plans and the SpinCo Plans during the period Acuity and SpinCo are coordinating with respect to vendor contracts under Section 5.2. Acuity and SpinCo and their respective authorized agents shall, subject to applicable laws, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other party, to the extent necessary for such administration. Until the Close of the Distribution Date, all participant information shall be provided in the manner and medium applicable to Participating Companies in the Acuity Plans generally, and thereafter until December 31, 2008, all participant information shall be provided in a manner and medium that is compatible with the data processing systems of Acuity as in effect on the Close of the Distribution Date, unless otherwise agreed to by Acuity and SpinCo.

EMPLOYEE BENEFITS AGREEMENT

7.3	RESTRICTIONS ON EXTENSION OF OPTION EXERCISE PERIODS, AMENDMENT OR MODIFICATION OF OPTION TERMS AND CONDITIONS

SpinCo agrees that, without the prior written consent of Acuity, neither SpinCo nor any of its affiliates or Subsidiaries shall take any action to extend the exercise period of or to provide for additional vesting with respect to any SpinCo options, which were received pursuant to Section 6.3(a) in replacement of Acuity options, for Transferred Individuals, including providing such Transferred Individuals with leaves of absences or special termination or severance arrangements, except for any actions pursuant to the Change in Control Agreements, Severance Agreements and Employment Letters listed on Exhibit E.

7.4	REPORTING AND DISCLOSURE AND COMMUNICATIONS TO PARTICIPANTS

While SpinCo is a Participating Company in the Acuity Plans, SpinCo shall take, and shall cause each other applicable member of the SpinCo Group to take, all actions necessary or appropriate to facilitate the distribution of all Acuity Plan-related communications and materials to employees, participants and beneficiaries, including summary plan descriptions and related summaries of material modification, summary annual reports, investment information, prospectuses, notices and enrollment materials for the SpinCo Plans. SpinCo shall assist, and SpinCo shall cause each other applicable member of the SpinCo Group to assist, Acuity in complying with all reporting and disclosure requirements of ERISA for plan years ending on or before December 31, 2007, including the preparation of Form 5500 annual reports for the Acuity Plans, where applicable.

7.5	PLAN AUDITS

(a) Audit Rights With Respect to Information Provided

(1) Subject to Section 7.5(a)(2), each of Acuity and SpinCo, and their duly authorized representatives, shall have the right to conduct audits at any time upon reasonable prior notice, at their own expense, with respect to all information provided to it or to any Plan recordkeeper or third-party administrator by the other party. Subject to Section 7.5(a)(2), the party conducting the audit shall have the sole discretion to determine the procedures and guidelines for conducting audits and the selection of audit representatives. The auditing party shall have the right to make copies of any records at its expense, subject to the confidentiality provisions set forth in the Distribution Agreement, which are incorporated by reference herein. The party being audited shall provide the auditing party’s representatives with reasonable access during normal business hours to its operations, computer systems and paper and electronic files, and provide workspace to its representatives. After any audit is completed, the party being audited shall have the right to review a draft of the audit findings and to comment on those findings in writing within five business days after receiving such draft.

(2) The auditing party’s audit rights under this Section 7.5(a) shall include the right to audit, or participate in an audit facilitated by the party being audited, of any Subsidiaries and affiliates of the party being audited and of any benefit providers and third parties with whom the party being audited has a relationship, or agents of such party, to the extent any such persons

EMPLOYEE BENEFITS AGREEMENT

are affected by or addressed in this Agreement (collectively, the “Non-parties”). The party being audited shall, upon written request from the auditing party, provide an individual (at the auditing party’s expense) to supervise any audit of any Non-party. The auditing party shall be responsible for supplying, at its expense, additional personnel sufficient to complete the audit in a reasonably timely manner.

(b) Audits Regarding Vendor Contracts

From Immediately after the Distribution Date through December 31, 2008, Acuity and SpinCo and their duly authorized representatives shall have the right to conduct joint audits with respect to any vendor contracts that relate to both the Acuity Health and Welfare Plans and the SpinCo Health and Welfare Plans. The scope of such audits shall encompass the review of all correspondence, account records, claim forms, canceled drafts (unless retained by the bank), provider bills, medical records submitted with claims, billing corrections, vendor’s internal corrections of previous errors and any other documents or instruments relating to the services performed by the vendor under the applicable vendor contracts. Acuity and SpinCo shall agree on the performance standards, audit methodology, auditing policy and quality measures and reporting requirements relating to the audits described in this Section 7.5(b) and the manner in which costs incurred in connection with such audits will be shared.

(c) Audit Assistance

To the extent that either Acuity or SpinCo is required to respond to any Governmental Authority, vendor or recordkeeper audit, or otherwise conducts an audit with respect to any provision or obligation of the other party under this Agreement, Acuity or SpinCo, whichever is applicable, shall be required to fully cooperate with the audit, including providing such records and data as may be necessary to respond to any document or data request that may arise by reason of such audit. The party being audited shall provide the auditing party’s representatives with reasonable access during normal business hours to its operations, computer systems and paper and electronic files, and provide workspace to its representatives. To the extent the results of an audit result in any correction to the Liabilities involving any Transferred Individuals (other than Liabilities related to Transferred Individuals that are expressly not assumed by SpinCo under this Agreement), SpinCo shall be solely responsible for all such costs and expenses associated with such Liabilities and any related corrections.

7.6	BENEFICIARY DESIGNATIONS/RELEASE OF INFORMATION/RIGHT TO REIMBURSEMENT

All beneficiary designations, authorizations for the release of information and rights to reimbursement made by or relating to Transferred Individuals under Acuity Plans shall be transferred to and be in full force and effect under the corresponding SpinCo Plans until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant Transferred Individual.

EMPLOYEE BENEFITS AGREEMENT

7.7	REQUESTS FOR INTERNAL REVENUE SERVICE RULINGS AND UNITED STATES DEPARTMENT OF LABOR OPINIONS

SpinCo shall cooperate fully with Acuity on any issue relating to the transactions contemplated by this Agreement for which Acuity elects to seek a determination letter or private letter ruling from the Internal Revenue Service or an advisory opinion from the United States Department of Labor. Acuity shall cooperate fully with SpinCo with respect to any request for a determination letter or private letter ruling from the Internal Revenue Service or advisory opinion from the United States Department of Labor with respect to any of the SpinCo Plans relating to the transactions contemplated by this Agreement.

7.8	FIDUCIARY AND RELATED MATTERS

The parties acknowledge that, as of the Close of the Distribution Date, Acuity will not be a fiduciary with respect to the SpinCo Plans and that SpinCo will not be a fiduciary with respect to the Acuity Plans. The parties also acknowledge that neither party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate any applicable fiduciary duties or standards of conduct under ERISA or other applicable law. Notwithstanding any other provision in this Agreement, the parties may take such actions as necessary or appropriate to effectuate the terms and provisions of this Agreement.

7.9	NO THIRD-PARTY BENEFICIARIES; NON-TERMINATION OF EMPLOYMENT

This Agreement is not intended and shall not be construed as to confer upon any Person other than the parties hereto any rights or remedies hereunder. No provision of this Agreement or the Distribution Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any Transferred Individual or other future, present, or former employee of the Acuity Group or the SpinCo Group under any Acuity Plan or SpinCo Plan or otherwise. Without limiting the generality of the foregoing, except as expressly provided in this Agreement: (i) neither the Distribution nor the termination of the Participating Company status of a member of the SpinCo Group shall cause any employee to be deemed to have incurred a termination of employment which entitles such individual to the commencement of benefits under any of the Acuity Plans, any of the SpinCo Plans, or any of the Individual Agreements; and (ii) nothing in this Agreement other than those provisions specifically set forth herein to the contrary shall preclude SpinCo, at any time after the Close of the Distribution Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any SpinCo Plan, any benefit under any Plan or any trust, insurance policy or funding vehicle related to any SpinCo Plan.

7.10	COLLECTIVE BARGAINING

To the extent any provision of this Agreement is contrary to and violates the provisions of any applicable collective bargaining agreement to which Acuity or any affiliate of Acuity is a party, the terms of such collective bargaining agreement shall continue to apply to the affected employees. Should any provision of this Agreement be deemed to relate to a topic determined

EMPLOYEE BENEFITS AGREEMENT

by an appropriate authority to be a mandatory subject of collective bargaining, Acuity or SpinCo may be obligated to bargain with the union representing affected employees concerning those subjects.

7.11	CONSENT OF THIRD PARTIES

If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, Acuity and SpinCo shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, Acuity and SpinCo shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “reasonable best efforts” as used in this Agreement shall not be construed to require the incurrence of any non-routine or unreasonable expense or liability or the waiver of any right.

7.12	FOREIGN PLANS

The treatment of Foreign Plans by Acuity and SpinCo shall be as set forth in Appendix D.

7.13	EFFECT IF DISTRIBUTION DOES NOT OCCUR

If the Distribution does not occur, then all actions and events that are, under this Agreement, to be taken or occur before or effective as of the Close of the Distribution Date, Immediately after the Distribution Date, or otherwise in connection with the Distribution, shall not be taken or occur except to the extent specifically agreed by SpinCo and Acuity.

7.14	RELATIONSHIP OF PARTIES

Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship set forth herein.

7.15	AFFILIATES

Each of Acuity and SpinCo shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by members of the Acuity Group or members of the SpinCo Group, respectively, where relevant.

7.16	DISPUTE RESOLUTION

Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled pursuant to the dispute resolution provisions described in the Distribution Agreement.

EMPLOYEE BENEFITS AGREEMENT

7.17	INDEMNIFICATION

Effective on the Distribution Date, SpinCo and each member of the SpinCo Group agrees to jointly and severally indemnify and hold harmless Acuity and each member of the Acuity Group and each of their respective officers, directors, employees and agents and the Acuity Plans and any related trusts, from and against any and all losses, Liabilities, claims, suits, damages, costs and expenses (including without limitation, reasonable attorneys’ fees and any and all expenses reasonably incurred in investigating, preparing or defending against any pending or seriously threatened litigation or claim) (collectively, “Indemnifiable Expenses”) arising out of or related in any manner to Transferred Individuals, except for Indemnifiable Expenses arising solely out of a claim which is made by any Person (other than a Person who is a member of the SpinCo Group or Acuity Group) and which is related solely to Acuity’s exercise of its fiduciary responsibility for the investment of the assets of the Acuity Plans prior to the Distribution Date (or prior to the Savings Plan Transfer Date for purposes of the SpinCo Savings Plan). In addition, effective on the Distribution Date, Acuity agrees to indemnify and hold harmless each member of the SpinCo Group and each of their respective officers, directors, employees and agents and the SpinCo Plans and any related trusts, from and against any and all Indemnifiable Expenses arising solely out of a claim which is made by any Person (other than a Person who is a member of the SpinCo Group or Acuity Group) and which is related solely to Acuity’s exercise of its fiduciary responsibility for the investment of the assets of the Acuity Plans prior to the Distribution Date (or prior to the Savings Plan Transfer Date for purposes of the Acuity Savings Plans).

If any action is brought or any claim is made against a party or person in respect of which indemnity may be sought pursuant to this Section 7.17 (the “Indemnitee”), the Indemnitee shall, within fifteen (15) business days after the receipt of information indicating that an action or claim is likely, notify in writing the party from whom indemnification is sought (the “Indemnitor”) of the institution of the action or the making of the claim, and the Indemnitor shall have the right, and at the request of the Indemnitee, shall have the obligation, to assume the defense of the action or claim, including the employment of counsel; provided that the notice period shall be extended to up to sixty (60) days after the receipt of such information by the Indemnitee if the Indemnitor is not prejudiced by the fact that the notice is provided after the required 15-business day period. If the Indemnitor assumes the defense of the action or claim, the Indemnitor shall be entitled to settle the action or claim on behalf of the Indemnitee without the prior written consent of the Indemnitee, unless such settlement would, in addition to the payment of money, materially affect the ongoing business or employment of the Indemnitee.

The Indemnitee shall have the right to interpret the provisions of its own Plans and to employ its own counsel, but the fees and expenses of that counsel shall be the responsibility of the Indemnitee unless: (i) the employment of that counsel shall have been authorized in writing by the Indemnitor in connection with the defense of the action or claim; (ii) the Indemnitor shall not have employed counsel to have charge of the defense of such action or claim; or (iii) such Indemnitee shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnitor (in which case the Indemnitor shall not have the right to direct any different defense of the action or claim on behalf of the Indemnitee). The Indemnitee shall, in any event, be kept fully informed of the defense of any

EMPLOYEE BENEFITS AGREEMENT

such action or claim. Except as expressly provided above, in the event that the Indemnitor shall not previously have assumed the defense of an action or claim, at such time as the Indemnitor does assume the defense of the action or claim, the Indemnitor shall not thereafter be liable to any Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in investigating, preparing or defending against such action or claim.

Anything in this Section 7.17 to the contrary notwithstanding, the Indemnitor shall not be liable for any settlement of any claim or action effected without its written consent; provided, however, that if after due notice the Indemnitor refuses to defend a claim or action, the Indemnitee shall have the right to defend and/or settle such action, and the Indemnitee shall not be precluded from making a claim against the Indemnitor for reasonable expenses and liabilities resulting from such defense and/or settlement in accordance with this Section 7.17.

Notwithstanding the foregoing provisions of this Section 7.17, there may be particular actions or claims which reasonably could result in both parties being liable to the other under the indemnification provisions of this Agreement. In such events, the Parties shall endeavor, acting reasonably and in good faith, to agree upon a manner of conducting the defense and settlement of the action or claim with a view to minimizing the legal expenses and associated costs that might otherwise be incurred by the parties, such as, by way of illustration only, agreeing to use the same legal counsel.

The indemnification provisions of this Section 7.17 shall not inure to the benefit of any third party. By way of illustration only, an insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions, hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of these indemnification provisions.

7.18	W-2 MATTERS

Pursuant to the alternative procedure set forth in Internal Revenue Service Rev. Proc. 2004-53, SpinCo will assume Acuity’s obligations to furnish Forms W-2 to all Transferred Individuals for the year in which the Distribution Date occurs. Acuity will provide to SpinCo the information not available to SpinCo relating to periods ending on the Distribution Date necessary for SpinCo to prepare and distribute Forms W-2 to Transferred Individuals for the year in which the Distribution Date occurs, which will include all remuneration earned by Transferred Individuals before the Distribution Date and Forms W-4 provided to Acuity by Transferred Individuals to the extent that SpinCo is not already in possession of such information. SpinCo shall prepare and distribute such forms. To the extent permitted by applicable law, in particular Code Sections 3121(a)(1) and 3306(b)(1), SpinCo shall be deemed a successor employer to Acuity with respect to Transferred Individuals for purposes of calculating the annual wage limitation to which state and federal payroll taxes apply.

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7.19	CONFIDENTIALITY

Except as required by applicable law, for the purpose of satisfying any obligation under this Agreement or with the consent of the other party, neither Acuity nor SpinCo shall disclose to any Person (other than members of the Acuity Group or the SpinCo Group) any information (including, but not limited to, information regarding fees, expenses, assets, Liabilities and Plan terms) relating to the Acuity Plans, SpinCo Plans or Transferred Individuals. Each of Acuity and SpinCo shall be permitted to disclose such information within the Acuity Group and SpinCo Group only to the extent reasonably necessary in the ordinary course of business.

7.20	NOTICES

Any notice, demand, claim, or other communication under this Agreement shall be in writing and shall be given in accordance with the provisions for giving notice under the Distribution Agreement.

7.21	INTERPRETATION

Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all Appendices hereto) and not to any particular provision of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.

7.22	SEVERABILITY

The provisions of this Agreement are severable and should any provision hereof be void, voidable or unenforceable under any applicable law, such provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the parties as though such void, voidable or unenforceable provision were not a part hereof.

7.23	GOVERNING LAW/EXECUTION

This Agreement shall be construed in accordance with, and governed by, the laws of the State of Georgia without regard to the conflicts of law rules of such state, may not be assigned by either party without the prior written consent of the other, and shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assignees. This Agreement may not be amended or supplemented except by an agreement in writing signed by Acuity and SpinCo. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same Agreement.

[signature page follows]

EMPLOYEE BENEFITS AGREEMENT

IN WITNESS WHEREOF, the parties have caused this Employee Benefits Agreement to be duly executed as of the day and year first above written.

ACUITY BRANDS, INC.

By:

ZEP INC.

By:

EMPLOYEE BENEFITS AGREEMENT

APPENDIX A – QUALIFIED RETIREMENT PLANS

Acuity Pension Plans (all are Stand-Alone Plans)

Pension Plan for Hourly Employees of the Emergency Lighting Division of Lithonia Lighting Company

Major Reflector Products Co. Employees’ Pension Plan

Pension Plan of Lithonia Lighting Company — Members of Bargaining Unit Represented by International Brotherhood of Electrical Workers Local Union #613

Pension Plan of Lithonia Lighting Company — Members of Bargaining Unit Represented by Truck Drivers and Helpers Local Union #728 International Brotherhood of Teamsters, Chauffeurs, Warehousemen, and Helpers of America

Pension Plan of Lithonia Lighting Company — Members of Bargaining Unit Represented by International Brotherhood of Electrical Workers Local Union #1132

Pension Plan of Lithonia Lighting Company – for Members of Bargaining Unit Represented by International Brotherhood of Electrical Workers Local Union #1048 (Amended and Restated Effective February 2, 1989)

Lithonia Lighting Division Hourly Employees’ Retirement Plan

Acuity Savings Plans (all are Stand-Alone Plans)

Acuity Brands, Inc. 401(k) Plan

Lithonia Lighting 401(k) Plan for Hourly Employees

Holophane Division of Lithonia Lighting Group Retirement and 401(k) Plan for Hourly Employees

Holophane Division of Lithonia Lighting Group Retirement and 401(k) Plan for Hourly Employees Covered by a Collective Bargaining Agreement

SpinCo Savings Plan (a Stand-Alone Plan)

Acuity Specialty Products 401(k) Plan

EMPLOYEE BENEFITS AGREEMENT

APPENDIX B SpinCo Executive Programs

Stand-Alone Plans/Agreements to be Assumed by SpinCo (with appropriate amendments and name changes)

Individual Agreements

Including certain employment, severance, and change in control agreements.

Acuity Plans for which SpinCo Mirror Plans will be established (provided certain plans may be merged into a single SpinCo plan)

Acuity Brands, Inc. Long-Term Incentive Plan

Acuity Brands, Inc. Supplemental Deferred Savings Plan

Acuity Brands, Inc. 2005 Supplemental Deferred Savings Plan

Acuity Brands, Inc. Management Compensation and Incentive Plan

Acuity Brands, Inc. Non-Employee Directors’ Deferred Compensation Plan

EMPLOYEE BENEFITS AGREEMENT

APPENDIX C SpinCo Health and Welfare Plans

Employee Group Insurance Benefits Plan (ERISA):

(Includes medical, dental, prescription drug, various HMOs, vision, wellness programs, and employee assistance benefits)

Life and Accidental Death & Dismemberment Plan (ERISA):

(Includes group basic life and supplemental life, and accidental death & dismemberment benefits)

Travel Accident Plan (ERISA)

Disability Plan (ERISA):

(Includes short-term and long-term disability benefits)

Flexible Benefits Program (ERISA):

(Includes pre-tax premium, medical flexible spending account and dependent care flexible spending account benefits)

*	SpinCo shall have the right to rename, combine or disaggregate any of the above Plans for any purpose, including the satisfaction of any disclosure or reporting requirements under ERISA.

EMPLOYEE BENEFITS AGREEMENT

APPENDIX D Foreign Plans

This Appendix D describes the principles under which Foreign Plans shall be treated. For purposes of this Appendix, outside the U.S. means outside the 50 United States, its territories and possessions, and the District of Columbia, and employed outside the U.S. means compensated under a payroll which is administered outside the United States.

D.1	Plans Covering only Employees of Acuity or SpinCo

Effective as of the Close of the Distribution Date or such later date as may be required by applicable law, union, or works council agreement, any Foreign Plan that covers only individuals employed outside the U.S. by the Acuity Group shall be the sole responsibility of the Acuity Group and no member of the SpinCo Group shall have any Liability with respect to such a Plan; and any Foreign Plan that covers only individuals employed outside the U.S. by the SpinCo Group shall be the sole responsibility of the SpinCo Group and no member of the Acuity Group shall have any Liability with respect to such a Plan.

D.2	Plans Covering Employees of Both Acuity and SpinCo

(a) Termination of Participation

To the extent legally permitted and except as otherwise provided herein, effective as of the Close of the Distribution Date, or as soon as practicable thereafter, SpinCo and each other applicable member of the SpinCo Group shall cease to be a Participating Company in each Foreign Plan maintained by Acuity or the Acuity Group and each other applicable member of the Acuity Group shall cease to be a Participating Company in each Foreign Plan maintained by the SpinCo Group. Acuity and SpinCo recognize that because of the requirements of local law or administrative considerations, a transition period extending beyond the Close of the Distribution Date may be required during which Acuity or SpinCo may continue to participate in each other’s Foreign Plans. During such transition period, Acuity and SpinCo agree to cooperate in handling any and all matters with respect to the Foreign Plans.

(b) Mirror Plans

(1) Effective Immediately after the Distribution Date, SpinCo shall adopt, or cause to be adopted, Foreign Plans for the benefit of employees of the SpinCo Group employed outside the United States who are eligible to participate in Acuity Foreign Plans and shall cause such SpinCo Foreign Plans to be substantially identical in all Material Features to the corresponding Acuity Foreign Plans as in effect on the Distribution Date.

(2) Effective Immediately after the Distribution Date, Acuity shall adopt, or cause to be adopted, Plans for the benefit of any employees of the Acuity Group employed outside the United States who are eligible to participate in SpinCo Plans and shall cause such Plans to be substantially identical in all Material Features to the corresponding SpinCo Foreign Plans as in effect on the Distribution Date; provided, however, that Acuity may satisfy this requirement by extending or continuing coverage to such individuals under an Acuity Foreign Plan of the Acuity Group which was in effect before the Distribution Date.

EMPLOYEE BENEFITS AGREEMENT

(3) The continuation by Acuity or SpinCo of separate employment terms and conditions for employees previously covered by the other entity’s Plans shall not continue beyond the time legally required.

(c) Transfer of Assets

As of the Close of the Distribution Date, Acuity and SpinCo will use their reasonable best efforts to ensure that, to the extent legally permitted: (i) Liabilities of the Foreign Plans of Acuity relating to Transferred Individuals shall be assumed by the appropriate Foreign Plans of SpinCo; and (ii) an appropriate portion of any assets of the Foreign Plans of Acuity shall be transferred to the appropriate Foreign Plans of SpinCo, and vice versa.

D.3	Severance Issues

If under applicable law, any Transferred Individual employed outside the U.S. is deemed to have incurred a termination of employment as a result of the Distribution or any other transaction contemplated by the Distribution Agreement or this Agreement, which entitles such individual to receive any payment or benefit under any Foreign Plan, governmental plan or arrangement or pursuant to any law or regulation, including severance benefits, notwithstanding such individual’s continued employment by the SpinCo Group, then SpinCo shall be liable for any such payment or benefit and, notwithstanding any other provision hereof, to the extent legally permitted, appropriate adjustments shall be made to the treatment of such individual during such continued employment, including not giving such individual credit for prior service and/or treating such individual as having been newly hired immediately after such deemed termination, for purposes of all applicable Foreign Plans. Liability with respect to such payments shall be the responsibility of SpinCo.

D.4	Legally Permitted

For purposes of this Appendix D, “legally permitted” means permitted under the laws of the country, the labor union, works council, or collective agreement without adverse consequences to Acuity, SpinCo or Transferred Individuals, as determined by Acuity, in its sole discretion, including mandated waiting periods before which working conditions (including benefits) cannot be changed, and upon receiving required agreement from individual employees and/or Plan trustees, foundation boards and members, and any other organizations having a recognized right to determine or affect benefits and/or funding of the Plan.

EMPLOYEE BENEFITS AGREEMENT

APPENDIX E

Severance Agreements And Change in Control Agreements

Severance Agreements Only

Employment Letters